Exhibit 5.1

HUNTON & WILLIAMS LLP ENERGY PLAZA 30TH FLOOR 1601 BRYAN STREET DALLAS, TEXAS 75201-3402

TEL	214 • 979 • 3000
FAX	214 • 880 • 0011

July 20, 2007

Energy Transfer Equity, L.P.

2828 Woodside Street

Dallas, Texas 75204

Ladies and Gentlemen:

We have acted as counsel for Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale of an aggregate of up to 3,000,000 common units representing limited partner interests in the Partnership (“Common Units”), pursuant to the Partnership’s Long-Term Incentive Plan (the “Plan”).

In connection herewith, we have examined or are familiar with the Plan, the Partnership’s Certificate of Limited Partnership as in effect on the date hereof, the Third Amended and Restated Agreement of Limited Partnership as amended and in effect on the date hereof, the proceedings with respect to the approval of the Plan, and the Registration Statement on Form S-8 filed in connection with the registration of the Common Units (the “Registration Statement”), and such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Common Units have been duly authorized and, when the Common Units are issued in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, which govern the awards to which the Common Units relate, will be validly issued and fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the State of Texas, and to the Delaware Revised Uniform Limited Partnership Act, as interpreted by federal courts and the courts of the State of Delaware.

Energy Transfer Equity, L.P.

July 20, 2007

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Hunton & Williams LLP